Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT to EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of December 31, 2008, by and between THE HAIN CELESTIAL GROUP, INC., a Delaware corporation (the “Company”) and Irwin D. Simon (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of July 1, 2003 (as amended as described in the following Whereas clause, the “Agreement”); and

WHEREAS, the Company and Executive agreed to certain amendments to the Agreement, as described in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 3, 2006; and

WHEREAS, the parties wish to amend the terms of the Agreement in order to comply with the final regulations under Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment and in the Agreement, Company and Executive agree as follows:

1. Annual Bonus. Section 2(b) of the Agreement is hereby amended to read as follows:

(b) Annual Bonus. For each fiscal year of the Company ending during the Employment Period, Executive shall be eligible to receive an annual bonus, based on the Executive’s and the Company’s performance during such fiscal year (the “Performance Period”), as determined by the Board of Directors and/or the Compensation Committee, equal to up to 200% of his Base Salary, payable in the form of cash or otherwise, as may be determined as set forth below to be commensurate with the Company’s and/or Executive’s performance. The annual bonus shall be paid in accordance with the terms of the Company’s bonus policy, but in any event within the period required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) such that it qualifies as a “short-term deferral” pursuant to Treasury Regulation Section 1.409A-1(b)(4).

2. Perquisites. The second sentence of Section 4(b) of the Agreement is hereby amended to read as follows:

Executive’s unused vacation days may not be accumulated and carried forward to following years, but at the end of each calendar year Executive shall be entitled to payment in cash for all unused vacation days, such payment to be made on or before March 15th of the following calendar year. Any unused vacation days accrued prior to January 1, 2008 shall be paid no later than December 31, 2008.

3. Business Expenses. Section 4(c) of the Agreement is hereby amended to add the following as the last sentence thereof:

Notwithstanding anything herein to the contrary, the reimbursement of expenses pursuant to this Section 4(c) shall be subject to the following conditions: (1) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (2) the reimbursement of eligible expenses shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

4. Timing of Payments. The last sentence of Section 5(c) of the Agreement is hereby amended to read as follows and an additional sentence is added to the end thereof to read as follows:

Unless otherwise specified, Severance Benefits shall be paid in a single lump sum cash payment as soon as practicable, but in no event later than 10 days after (1) the end of the Employment Period or (2) the effective date of a Change in Control of the Company, as applicable. If payable pursuant to the terms of this Agreement, the payments described in clause (iii) of the definition of “Additional Benefits” shall be paid in a lump sum within 10 days after the end of the Employment Period.

5. Definition of Change in Control. The definition of “Change of Control of the Company” in Section 5(d) of the Agreement is hereby amended in its entirety to read as follows:

A “Change of Control of the Company” means and shall be deemed to have occurred if:.

(i) any person (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), as determined in accordance with Section 409A of the Code and applicable regulations, directly or indirectly, of Voting Securities represent more than 50 percent of the total voting power of all then-outstanding Voting Securities. However, if any one person is, or persons acting as a group are, considered to own more than 50% of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional stock by the same person or persons acting as a group is not considered to cause a Change in Control. An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock. This section shall be construed in accordance with Treasury Regulation § 1.409A-3(i)(5)(v));

(ii) the date a majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election;

(iii) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company or a subsidiary, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company or a subsidiary (or consummation of any such transaction if the stockholder approval is not obtained) other than any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a subsidiary and not the Company, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 60 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction (to be construed in accordance with and subject to Treasury Regulation § 1.409A-3(i)(5)(vi)); or

(iv) the stockholders approve an agreement for the sale or disposition of all or substantially all of the company’s assets in accordance with and subject to Treasury § 1.409A-3(i)(5)(vii).

6. Excise Tax Gross-Up. Section 5(f) of the Agreement shall be amended to add the following subsection (iv) at the end thereof:

(iv) All payments pursuant to this Section 5(f) must be made by the end of the taxable year next following the taxable year in which the Executive remits any taxes associated with the provisions of this Section 5(f).

7. 409A Compliance. The following shall be added as a new Section 8 to the agreement:

8. Section 409A Compliance.

(a) To the extent that the Executive is a “specified employee” (within the meaning of Section 409A of the Code) as of the date of the Executive’s separation from service (within the meaning of Section 409A of the Code), no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is the first (1st) day of the seventh (7th) month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Section 8, become payable prior to the Delayed Payment Date, plus simple interest accrued at the prime rate of interest published in the northeast edition of The Wall Street Journal, will be accumulated and paid on the Delayed Payment Date.

(b) The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. The Company and the Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A of the Code to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive and the payment of an excise tax gross-up as provided for in Section 5(f), the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to the Executive pursuant to this Agreement.

(c) Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

8. Section 409A. Company and the Executive agree to execute any and all amendments to this Amendment permitted under applicable law as they mutually agree in good faith may be necessary to comply with Section 409A of the Code.

9. Affirmation. This Amendment is to be read and construed with the Agreement as constituting one and the same agreement. Except as specifically modified by this Amendment, all remaining provisions, terms and conditions of the Agreement shall remain in full force and effect.

10. Defined Terms. All terms not herein defined shall have the meanings ascribed to them in the Agreement.

11. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Amendment on the date first above written.

Date: December 31, 2008	THE HAIN CELESTIAL GROUP, INC.

By:
	Name:	Ira J. Lamel
	Title:	Executive Vice President

Date: December 31, 2008	EXECUTIVE

By:
Irwin D. Simon